EXHIBIT 32

CERTIFICATIONS

I, M. Ray (Hoppy) Cole, Jr. Chief Executive Officer, certify that this periodic report containing financial statements fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and that information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Date: March 21, 2013

/s/ M. Ray (Hoppy) Cole, Jr.
M. Ray (Hoppy) Cole, Jr.
Chief Executive Officer

I, Dee Dee Lowery, Chief Financial Officer, certify that

this periodic report containing financial statements fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and that information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Date: March 21, 2013

/s/ Dee Dee Lowery
Dee Dee Lowery
Chief Financial Officer